ENDORSEMENT APPLICABLE TO GUARANTEED INTEREST SPECIAL
                             DOLLAR COST AVERAGING

This endorsement is part of your Contract, and the same definitions apply to the capitalized terms used herein. The benefit described in this endorsement is subject to all the terms contained in your Contract, except as modified below. The term "Contract" as used in this Endorsement also includes "Certificate".

In this endorsement, "we", "our", and "us" means AXA Equitable Life Insurance Company ("AXA Equitable") and "you" and "your" means the Owner.

SPECIAL DOLLAR COST AVERAGING PROGRAM

You may elect to participate in a Special Dollar Cost Averaging Program at any time, prior to your fifth contract date anniversary, by completing the appropriate form. You may only make lump sum rollover or direct transfer Contributions to a Special Dollar Cost Averaging Program. We transfer a portion of each amount allocated to the account (including accrued interest) to the Variable Investment Options according to your allocation instructions on a systematic monthly basis, such that all amounts are transferred out of the account by the end of the program. The first transfer date will be the same day of the month as the Contract Date, provided it is a Business Day otherwise it will be the first Business Day thereafter, or one month from the date the first Contribution is allocated to a Special Dollar Cost Averaging program, but not later than the 28th day of the month. Each program is for a [three, six, or twelve] month period or such other period we may make available to you in the future. Any period selected must begin by the fifth Contract Date anniversary. Each period will have a different interest rate that is set at the beginning and will not change until the end of the period. The minimum initial amount that you may allocate to a Special Dollar Cost Averaging program is [$2,000]. You may elect to make subsequent Contributions to an existing Special Dollar Cost Averaging Program. The minimum subsequent Contribution amount that may be made to an existing program is [$250]. Subsequent Contributions to an existing Special Dollar Cost Averaging Program will not extend the expiration date of that program.

You may have only one Special Dollar Cost Averaging Program in effect at a time and that period cannot be changed once selected. At the expiration of a Special Dollar Cost Averaging Program, you may start a new program with a new period for future lump sum rollovers or direct transfer Contributions.

Any amount held in an account for Special Dollar Cost Averaging becomes part of our general assets, which support the guarantees of this Contract and other contracts. We will credit the amount of each Contribution allocated to and remaining in an account for Special Dollar Cost Averaging with interest at the effective annual rate (compounded daily) that was applicable to your program on the Transaction Date of the Contribution. We may set different rates for programs of a different duration.


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

TRANSFER RULES

You may not transfer Annuity Account Value into a Special Dollar Cost Averaging Program. You may not transfer a Special Dollar Cost Averaging Program into another Special Dollar Cost Averaging Program or into the Guaranteed Interest Option. Any request by you to transfer or withdraw any amount out of a Special Dollar Cost Averaging Program, other than your regularly scheduled transfer amount, will terminate that Special Dollar Cost Averaging Program. Any amount remaining in the account for Special Dollar Cost Averaging after such a transfer will be transferred to the Variable Investment Options according to your then current allocation instructions.

TERMINATION

You may cancel the Special Dollar Cost Averaging Program at any time. All amounts that you have in a program will be transferred out and will be allocated in accordance with your instructions.

AXA EQUITABLE LIFE INSURANCE COMPANY


/s/ Christopher M. Condron               /s/ Karen Field Hazin
-------------------------------------    ---------------------------------------
Christopher M. Condron                   Karen Field Hazin, Vice President,
President and Chief Executive Officer    Secretary and Associate General Counsel


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